EXHIBIT 4.6

                                              1997 Incentive Stock Option
                                              No. _____


                    DEVON ENERGY CORPORATION



                     1997 STOCK OPTION PLAN




               __________________________________





                    INCENTIVE STOCK OPTION

                        AWARD AGREEMENT




Participant
Name:______________________          Grant Date:___________, 199_


                                        Vesting Schedule
                                                     Percent   of
Stock
                                        Exercise           Dates:
Option Exercisable

Shares Subject to Option:____________
Expiration Date:______________, 2007
Exercise Price:  $_______________




Special Terms and Conditions:


                    INCENTIVE STOCK OPTION
                        AWARD AGREEMENT
               UNDER THE DEVON ENERGY CORPORATION
                     1997 STOCK OPTION PLAN

       THIS INCENTIVE STOCK OPTION AGREEMENT (the "Award Agreement"), made as of the grant date set forth on the cover page of this Award Agreement (the "Cover Page") at Oklahoma City, Oklahoma, by and between the participant named on the Cover Page (the "Participant") and DEVON ENERGY CORPORATION (the "Company"):

                          WITNESSETH:

      WHEREAS, the Participant is an employee of the Company or any Subsidiary of the Company, and it is important to the Company that the Participant be encouraged to remain in the employ of the Company or a Subsidiary of the Company; and

      WHEREAS, in recognition of such facts, the Company desires to provide to the Participant an opportunity to purchase shares of the common stock of the Company, as hereinafter provided, pursuant to the "Devon Energy Corporation 1997 Stock Option Plan" (the "Plan"), a copy of which has been provided to the Participant; and

      WHEREAS, any capitalized terms used but not defined herein have the same meanings given them in the Plan.

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the Participant and the Company hereby agree as follows:

     Section 1. Grant of Incentive Stock Option. The Company hereby grants to the Participant an incentive stock option (the "Incentive Stock Option") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to purchase all or any part of the number of shares of its common stock, par value $.10 (the "Stock") set forth on the Cover Page, under and subject to the terms and conditions of this Award Agreement and the Plan which is incorporated herein by reference and made a part hereof for all purposes. The purchase price for each share to be purchased hereunder shall be the exercise price set forth on the Cover Page (the "Exercise Price").

      Section 2. Times of Exercise of Incentive Stock Option. After, and only after, the conditions of Section 10 hereof have been satisfied, the Participant shall be eligible to exercise the Incentive Stock Option pursuant to the vesting schedule set forth on the Cover Page (the "Vesting Schedule"). If the Participant's employment with the Company (or of any one or more of the Subsidiaries of the Company) remains full-time and continuous at all times prior to any of the exercise dates specified on the Cover Page (the "Exercise Dates"), then the Participant shall be entitled, subject to the applicable provisions of the Plan and this Award Agreement having been satisfied, to exercise on or after the applicable Exercise Date, on a cumulative basis, the number of Incentive Stock Options determined by multiplying the aggregate number of shares of Stock subject to the Incentive Stock Option set forth on the Cover Page by the designated percentage set forth on the Cover Page.

      Section 3. Term of Incentive Stock Option. Subject to earlier termination as hereafter provided, the Incentive Stock Option shall expire at the close of business on the expiration date set forth on the Cover Page and may not be exercised after such expiration date; provided, however, in no event shall the term of the Incentive Stock Option be longer than ten years from the Date of Grant. At all times during the period commencing with the date the Incentive Stock Option is granted to the
Participant and ending on the earlier of the expiration of the Incentive Stock Option or the date which is three months prior to the date the Incentive Stock Option is exercised by the Participant, the Participant must be an employee of either (i) the Company, (ii) a Subsidiary of the Company, or (iii) a corporation or a parent or a Subsidiary of such corporation issuing or assuming an Incentive Stock Option in a transaction to which Section 424 of the Code applies.

     Section 4. Nontransferability of Incentive Stock Option. Except as otherwise herein provided, the Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Incentive Stock Option may be exercised during the lifetime of the Participant only by the Participant. More particularly (but without limiting the generality of the foregoing), the Incentive Stock Option may not be assigned, transferred (except as provided above), pledged or hypothecated in any way whatsoever, shall not be assignable by operation of law and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Incentive Stock Option contrary to the provisions hereof shall be null and void and without effect.

     Section 5. Employment. So long as the Participant shall continue to be a full-time and continuous employee of the Company or one or more of the Subsidiaries of the Company, the Incentive Stock Option shall not be affected by any change of duties or position. Nothing in the Plan or in this Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or any of the Subsidiaries or Affiliated Entities of the Company, or interfere in any way with the right to terminate the Participant's employment at any time.

     Section 6.     Special Rules With Respect to Incentive Stock
Options.   With  respect to the Incentive  Stock  Option  granted
hereunder, the following special rules shall apply:

           (a) Annual Limitation on Exercise of Incentive Stock Options. Except as provided in Section 8 herein, in no event during any calendar year will the aggregate Fair Market Value, determined as of the time the Incentive Stock Option is granted, of the Stock for which the Participant may first have the right to exercise under the Incentive Stock Option and any other "incentive stock options" granted under all plans qualified under
Section 422 of the Code which are sponsored by the Company, its parent or its Subsidiaries or Affiliated Entities exceed $100,000.

           (b) Acceleration of Otherwise Unexercisable Incentive Stock Options on Death, Disability or Other Special Circumstances. The Committee, in its sole discretion, may permit
(i)  a Participant who terminates employment due to a Disability,
(ii)  the  personal representative of a deceased Participant,  or
(iii) any other Participant who terminates employment upon the occurrence of special circumstances (as determined by the Committee) to purchase all or any part of the shares subject to the Incentive Stock Option for which the applicable Exercise Date(s) has not yet occurred on the date of the Participant's death, termination of his employment due to a Disability, or as the Committee otherwise so determines. With respect to shares subject to the Incentive Stock Option for which the applicable Exercise Date has occurred or for which the Committee has permitted purchase in accordance with the foregoing provision, the Participant, or the representative of a deceased Participant, shall automatically have the right to purchase such shares within three months of such date of termination of employment, one year in the case of a Participant suffering a Disability or three years in the case of a deceased Participant, but not beyond the Expiration Date.

     Section 7.     Method of Exercising Incentive Stock Option.

           (a) Procedures for Exercise. The manner of exercising the Incentive Stock Option herein granted shall be by written notice to the Secretary of the Company at the time the Incentive Stock Option, or part thereof, is to be exercised, and in any event prior to the expiration of the Incentive Stock Option. Such notice shall state the election to exercise the Incentive Stock Option, the number of shares of Stock to be purchased upon exercise, the form of payment to be used, and shall be signed by the person so exercising the Incentive Stock Option.

           (b) Form of Payment. Payment of the full Exercise Price for shares of Stock purchased under this Award Agreement shall accompany the Participant's written notice of exercise, together with full payment for any applicable withholding taxes. Payment shall be made (i) in cash or by check, draft or money order payable to the order of the Company; (ii) by delivering Stock or other equity securities of the Company having a Fair Market Value on the date of payment equal to the amount of the Exercise Price; (iii) by directing the Company to withhold shares of Stock having a Fair Market Value at the date of payment equal to the amount of the Exercise Price from the shares of Stock to be delivered to the Participant upon exercise of the Incentive
Stock Option to the foregoing procedure which may be available for the exercise of the Incentive Stock Option, the Participant may deliver to the Company a notice of exercise which includes an irrevocable instruction to the Company to deliver the stock certificate representing the shares of Stock being purchased, issued in the name of the Participant, to a broker approved by the Company and authorized to trade in the Stock of the Company. Upon receipt of such notice, the Company shall acknowledge receipt of the executed notice of exercise and forward this notice to the broker. Upon receipt of the copy of the notice which has been acknowledged by the Company, and without waiting for issuance of the actual stock certificate with respect to the exercise of the Incentive Stock Option, the broker may sell the Stock or any portion thereof. The broker shall deliver directly to the Company that portion of the sales proceeds sufficient to cover the Exercise Price and withholding taxes, if any. For all purposes of effecting the exercise of the Incentive Stock Option, the date on which the Participant gives the notice of exercise to the Company, together with payment for the shares of Stock being purchased and any applicable withholding taxes, shall be the date of exercise. If a notice of exercise and payment are delivered at different times, the date of exercise shall be the date the Company first has in its possession both the notice and full payment as provided herein.

           (c) Further Information. In the event the Incentive Stock Option is exercised, pursuant to the foregoing provisions of this Section 7, by any person other than the Participant due to the death of the Participant, such notice shall also be accompanied by appropriate proof of the right of such person to exercise the Incentive Stock Option. The notice so required shall be given by personal delivery to the Secretary of the
Company or by registered or certified mail, addressed to the Company at 20 North Broadway, Suite 1500, Oklahoma City, Oklahoma 73102-8260, and it shall be deemed to have been given when it is so personally delivered or when it is so deposited in the United States mail in an envelope addressed to the Company, as aforesaid, properly stamped for delivery as a registered or certified letter.

      Section 8. Acceleration of Incentive Stock Option Upon "Corporate Event". In the case of a "Corporate Event" as defined in Article IX of the Plan, this Incentive Stock Option will automatically become fully vested and immediately exercisable without the requirement of any further act by the Company or the Participant. See Article IX of the Plan for a more complete description of the effect of the occurrence of a Corporate Event.

      Section 9. Acceleration of Incentive Stock Option Upon "Change of Control" and Acquisition Date". In the event that a Change of Control Date or Acquisition Date (as defined in Sections 2.1 and 2.6 of the Plan) occurs with respect to the
Company, any and all Incentive Stock Options under this Award Agreement become automatically fully vested and immediately exercisable with such acceleration to occur without the requirement of any further act by either the Company or the Participant.

      Section  10.    Securities Law Restrictions.  The Incentive
Stock Option shall be exercised and Stock issued only upon compliance with the Securities Act of 1933, as amended (the "Act"), and any other applicable securities law, or pursuant to an exemption therefrom. If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the sale of securities, the Participant, at the time of exercise and as a condition imposed by the Company, shall represent, warrant and agree that the shares of Stock subject to the Incentive Stock Option are being purchased for investment and not with any present intention to resell the same and without a view to distribution, and the Participant shall, upon the request of the Company, execute and deliver to the Company an agreement to such effect. The Participant acknowledges that any stock certificate representing Stock purchased under such circumstances will be issued with a restricted securities legend.

      Section 11. Disqualifying Disposition of Stock. If the Participant shall make a disposition (within the meaning of
Section 424(c) of the Code and the rules and regulations thereunder) of any shares of Stock covered by the Incentive Stock Option within one year after the date of exercise of the Incentive Stock Option or within two years after the Date of Grant of the Incentive Stock Option, then in either such event the Participant shall promptly notify the Company, by delivery of written notice to the Secretary of the Company, of (i) the date of disposition, (ii) the number of shares of Stock covered by the Incentive Stock Option which were disposed of and (iii) the price at which such shares of Stock were disposed of or the amount of any other consideration received on such disposition. The Company may make such provision as it may deem appropriate for the withholding of any applicable federal, state or local taxes that it determines it may be obligated to withhold or pay in connection with the exercise of the Incentive Stock Option or the disposition of shares of Stock acquired upon exercise of the Incentive Stock Option.

     Section 12. Notices. All notices or other communications relating to the Plan and this Option Agreement as it relates to the Participant shall be in writing and shall be delivered personally or mailed (U.S. Mail) by the Company to the Participant at the then current address as maintained by the Company or such other address as the Participant may advise the Company in writing.

      IN  WITNESS WHEREOF, the parties have executed this  Option
Agreement as of the date and year first above written.

                              DEVON ENERGY CORPORATION, an
                              Oklahoma corporation



                              By:  J. Larry Nichols
                                   J. Larry Nichols, President and
                                   Chief Executive Officer



                                        "PARTICIPANT"

                              Name: ________________________
                              Address: _____________________
                              Telephone: __________________